Exhibit 99.1

1680 Capital One Drive, McLean, Va. 22102-3491

FOR IMMEDIATE RELEASE: July 9, 2007

Contact: Tatiana Stead
(703) 720-2352

Capital One Announces Transition of Bank Management Team

Lynn Pike, COO, to be named President

Wachovia veteran, Mike Slocum, recruited to lead commercial banking

Carolyn Drexel, EVP, to head consumer and private banking

McLean, Va. (July 9, 2007) – Capital One Financial Corporation (NYSE:COF) today announced that Lynn Pike, the Chief Operating Officer for the company’s Banking business, will assume the role of President for the Banking business on August 6, 2007, replacing John Kanas, long time Chief Executive Officer of North Fork Bancorporation, Inc.

John Bohlsen, Head of Commercial Banking, also announced plans to transition his role on August 6, 2007. Replacing Bohlsen will be Wachovia Corporation veteran Michael C. Slocum who will join Capital One as Executive Vice President of Commercial Banking. In this capacity, Slocum will lead broad lines of business including asset-based lending, leasing, commercial real estate, middle market banking, capital markets, and investment banking, all focused on continued growth.

Both Kanas and Bohlsen will remain as advisors to Capital One’s Banking business through 2009 to ensure a seamless transition to the new leadership team and enable the team to draw upon their deep experience in the northeast region.

Additionally, the company announced that Carolyn Drexel, currently Executive Vice President, Retail Administration for North Fork, will expand her role and become Executive Vice President for Consumer and Private Banking. Drexel’s expanded role will include responsibility for Capital One’s entire branch network, with oversight of the company’s more than 720 branches in Texas, Louisiana, New Jersey, New York, and Connecticut.

Slocum and Drexel will be based in New York and will report directly to Pike.

“John Kanas and John Bohlsen have helped position us for success in banking and I am grateful for the contributions they have made to Capital One,” said Capital One Chairman and Chief Executive Officer, Richard D. Fairbank. “I appreciate their continued engagement and I am certain that the legacy of their leadership will live on through the enduring strength and success of the bank they have helped build.”

Capital One Announces Transition of Bank Management Team

“Helping build North Fork has been my life’s work and I’m proud of what we’ve achieved and where the company stands today,” said Kanas. “We’re making good progress on the integration of the legacy banks and I am confident that I am leaving the Banking business and our customers in good hands. Lynn, Mike, and Carolyn have impeccable records in the banking industry and have distinguished themselves as leaders throughout their careers,” added Kanas. “Naming Lynn to lead what I believe to be a stellar team, is a powerful statement about Capital One and the future of the company.”

“Lynn has demonstrated exceptional leadership and an ability to deliver results throughout her career,” said Fairbank. “She is a seasoned banker, experienced in both business and retail banking and a veteran in tackling the challenges of integrating bank operations. Both John Kanas and I believe that she is a great choice to write the next chapter in the history of banking at Capital One.”

“Commercial banking is one of the fastest growing segments of our Banking business and a focal point of our strategic vision,” said Pike. “Mike’s background and expertise make him an ideal person to spearhead our Commercial Banking efforts. I am truly looking forward to working with him.” Pike continued, "Carolyn’s extensive banking experience, as well as her strong leadership skills and established relationships across the bank make her uniquely qualified for this role.”

In connection with this transition of the management team for Capital One’s Banking business, Kanas also announced his resignation from the Capital One Board of Directors, effective August 6, 2007.

A veteran leader with more than 30 years of banking and community development expertise, Pike joined Capital One from Bank of America where she served for three years as president of Business Banking, successfully managing a $2.1 billion revenue business with responsibility for nearly 110,000 business clients. Pike also served as president of Bank of America California, where she led more than 30,000 employees, accomplished broad business goals and advanced the company’s community engagement and philanthropic mission in California. Her business accomplishments included integration of the company’s operations throughout the state and achieving the bank’s growth goals across all lines of business.

Slocum joins Capital One from Wachovia Bank where he spent nearly 20 of his 28 year banking career in various leadership roles including serving most recently as Head of Real Estate Financial Services. In that role, Slocum was responsible for the unit of Wachovia’s General Bank charged with delivering a full array of products and services to commercial and residential real estate clients covering the United States. A seasoned leader, Slocum began his career in banking in 1980, working in various capacities for Texas Commerce Bank (now JP Morgan Chase) in Houston. Slocum recently spent two years as Wachovia’s Regional CEO responsible for New York, New Jersey, and Connecticut. Previous positions have included Real Estate Banking Executive for Florida and Georgia, and Commercial Banking Manager in Atlanta.

Capital One Announces Transition of Bank Management Team

Drexel brings to the position over 25 years of experience in banking, including her most recent role, serving as Executive Vice President of the Retail Division of North Fork Bank. Since 1998, Drexel has been responsible for managing the entire Retail Division, which includes the Branch Network, Marketing, Sales, Retail Operations and the Cash Management Department with oversight of 5,500 employees. She was instrumental in helping the company grow from 85 branches in 1993 to more than 350 branches located in New York, New Jersey, and Connecticut.

Kanas was President of North Fork Bancorporation, Inc. from 1981-2006 and the President of North Fork Bank from 1977-2006. He was Chairman of the Board of the North Fork Bancorporation, Inc from 1986-2006, and of North Fork Bank from 1987-2006. With Capital One’s acquisition of North Fork Bank in 2006, Kanas joined Capital One’s Executive Committee and Board of Directors and led the company’s entire Banking business, with responsibility for overseeing more than 720 locations in New York, New Jersey, Connecticut, Texas and Louisiana.

Bohlsen was Vice Chairman of North Fork Bancorporation, Inc. from 1989-2006 and the Head of Commercial Banking and Corporate Real Estate. During that time, Bohlsen oversaw North Fork’s tremendous growth into the New York market and helped distinguish the bank as a top three player in that market.

In connection with the transition of the management team for Capital One’s Banking business, the company will take an after-tax charge of approximately $27 million in the second quarter of 2007 as a result of the accelerated vesting of equity awards made to Kanas and Bohlsen in connection with the North Fork acquisition.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a financial holding company, with more than 720 locations in New York, New Jersey, Connecticut, Texas and Louisiana. Its principal subsidiaries, Capital One Bank, Capital One Auto Finance, Inc., Capital One, N.A., and North Fork Bank offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One’s subsidiaries collectively had $87.7 billion in deposits and $142.0 billion in managed loans outstanding as of March 31, 2007. Capital One, a Fortune 500 company, trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.

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